EXHIBIT 99.2

Iron Mountain
Corporate Offices
745 Atlantic Avenue
Boston, Massachusetts 02111

TELEPHONE: 617 357-4455
FAX: 617 350-7881

[IRON MOUNTAIN LOGO]
America's Largest Records Management Company

               Iron Mountain Announces Agreement to Acquire Arcus

         BOSTON -- September 29, 1997 -- Iron Mountain Incorporated (NASDAQ:IMTN) announced today that it has entered into a definitive agreement to acquire Arcus Group, Inc. for total consideration of approximately $160 million including approximately $57 million in the form of Iron Mountain's common stock and options, assuming Arcus vested options are exercised prior to closing. Iron Mountain believes that Arcus, founded over 25 years ago, is the largest provider of off-site data protection services in the United States. Arcus's data protection services consist primarily of off-site storage and rotation of back-up copies of magnetic media, as well as related services including disaster recovery support and testing, media library moves and media product sales. Data protection services account for approximately two-thirds of Arcus's revenue. Additionally, Arcus provides ancillary services including facilities management and information technology staffing services.

         As of June 30, 1997, Arcus operated 31 data storage facilities in 24 markets in the U.S. and one in the United Kingdom, and had over 6,000 data protection customer accounts. Acrus acquired 9 companies in 1996 and one in 1997. Arcus had revenues of approximately $66 million for the year ended December 31, 1996 and $45 million for the six months ended June 30, 1997, and for the same periods, giving effect to Arcus's acquisitions, $88 million and $49 million, respectively.

         The transaction is structured as a merger of Arcus Group, Inc., after an internal reorganization of the Arcus-related entities, into Iron Mountain. The stock portion of the purchase price will be on a tax-free exchange basis. The number of shares of Iron Mountain common stock will be determined based on its market price, using a "collar" with a floor of $29.00 and a ceiling of $36.00. The transaction is subject to a number of conditions and is expected to be consummated early in the first quarter of 1998.

         According to Iron Mountain Chairman and CEO, C. Richard, Reese, the transaction announced today is another step in implementing Iron Mountain's strategy of being the leader in full service records and information management. Since 1994, Iron Mountain has acquired 11 records management companies focused on the data protection services market.

         Clarke H. Bailey, CEO of Arcus's parent company, is expected to join Iron Mountain's Board of Directors upon completion of the merger. Mr. Bailey commented, "Arcus has been a very successful investment, but we came to the conclusion that our investors' interests would be better served by entrusting Arcus's future to Iron Mountain, America's largest records management


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company.  By structuring the transaction to involve a significant amount of Iron
Mountain's stock, we ensured that our investors will continue to participate in the future of records management."

Iron Mountain Expands Credit Facility and Plans Note Offering

         Separately, Iron Mountain announced that in connection with its acquisition program it has recently executed an amendment to its credit agreement, expanding the commitments of participating lenders from $150 million to $250 million. The maturity of the credit facility was extended by one year to September 2002, borrowing rates were reduced, and certain other terms were adjusted as well.

         In addition, Iron Mountain announced that it is seeking in the near future to raise additional debt financing through an institutional private placement of senior subordinated notes. The amount and timing of the offering are subject to market conditions. Proceeds will be used to repay outstanding bank debt and to finance pending and future acquisitions of records management companies, including the Arcus acquisition. The notes will not be registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or applicable exemption from the registration requirements.

         Iron Mountain operates in 43 markets nationwide, providing business records storage and management services, medical records services, data protection services for electronic records, vital records protection, records management consulting services, facilities management and other outsourcing services. The Company stores and manages billions of paper documents and electronic records for more than 41,000 customers, including more than half of the Fortune 500 companies.

CONTACT:          Iron Mountain Incorporated
                  Judith R. Brackley, (617) 357-4455, ext. 208
                  e-mail:  judith_brackley@ironmountain.com